EXHIBIT 99.1

W. R. Berkley Corporation
475 Steamboat Road
Greenwich, Connecticut 06830
(203) 629-3000
NEWS
RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Karen A. Horvath
Vice President — External
Financial Communications
(203) 629-3000
W. R. BERKLEY CORPORATION REPORTS THIRD QUARTER RESULTS
NET INCOME PER SHARE UP 7% TO 93 CENTS
           Greenwich, CT, October 22, 2007 — W. R. Berkley Corporation (NYSE: BER) today reported net income for the third quarter of 2007 of 93 cents per share, or $180 million, a 7% increase from 87 cents per share, or $174 million, for the third quarter of 2006. Net operating income for the third quarter of 2007 increased 8% to 93 cents per share, or $180 million, compared with 86 cents per share, or $173 million, for the corresponding quarter of 2006. Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses.
Summary Financial Data
(Amounts in thousands, except per share data)

	Third Quarter		Nine Months
	2007	2006	2007	2006

Gross premiums written	$1,244,109	$1,306,190	$3,893,150	$4,058,372
Net premiums written	1,132,489	1,208,906	3,524,025	3,705,422

Income before income taxes	257,703	244,963	796,069	706,214
Net income	180,463	174,308	559,522	501,462
Net income per diluted share	0.93	0.87	2.81	2.49

Net operating income	179,946	172,803	550,792	498,738
Net operating income per diluted share	0.93	0.86	2.76	2.48

W. R. Berkley Corporation	Page 2
Third quarter highlights included:
•	Return on equity was 21.6% on an annualized basis.

•	GAAP combined ratio was 88.5%.

•	Net investment income grew 14% to $166 million.

•	Paid loss ratio was 39.7%.
           Commenting on the Company’s performance, William R. Berkley, chairman and chief executive officer, said: “We were pleased with our third quarter results, which we achieved in spite of the significant turmoil in the financial markets during the period. We continue to exceed our targeted rate of return, and our operating units are maintaining the appropriate level of underwriting discipline.
           “Our book value per share continues to increase, despite modest short-term dilution caused by stock repurchases at prices in excess of the then current book value. Cash flow is strong and our paid loss ratio once again dropped below forty percent. Even in today’s competitive environment, opportunities continue to be available to us. We expect to be able to take advantage of them in the future as we have in the past.
           “As we have previously commented, we believe that in 2007 we will be able to achieve a return on equity in excess of twenty-two percent. We expect modestly lower returns next year in part due to our increasing equity base.
           “Our continued strong results reflect the outstanding performance and commitment of our people. We remain confident that we will exceed our long-term target of a fifteen percent return for the foreseeable future,” Mr. Berkley concluded.

W. R. Berkley Corporation	Page 3
Webcast Conference Call
           The Company will hold its quarterly conference call with analysts and investors to discuss its earnings and other information on Tuesday, October 23, 2007 at 9:00 a.m. eastern time. The conference call will be webcast live on the Company’s website at www.wrberkley.com. A recording of the call will be available on the Company’s website approximately two hours after the end of the conference call.
About W. R. Berkley Corporation
           Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance and international.
Forward Looking Information
           This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2007 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties, including but not limited to, the cyclical nature of the property casualty industry, the long-tail and potentially volatile nature of the insurance and reinsurance business, product demand and pricing, claims development and the process of estimating reserves, the uncertain nature of damage theories and loss amounts, natural and man-made catastrophic losses, including as a result of terrorist activities, the impact of competition, the success of our new ventures or acquisitions and the availability of other opportunities, the availability of reinsurance, exposure as to coverage for terrorist acts, our retention under The Terrorism Risk Insurance Act of 2002, as amended (“TRIA”), and the potential expiration of TRIA, the ability of our reinsurers to pay reinsurance recoverables owed to us, investment risks, including those of our portfolio of fixed income securities and investments in equity securities, including merger arbitrage investments, exchange rate and political risks relating to our international operations, legislative and regulatory developments, including those related to alleged anti-competitive or other improper business practices in the insurance or reinsurance industry, changes in the ratings assigned to us by ratings agencies, the availability of dividends from our insurance company subsidiaries, our ability to attract and retain qualified employees, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These risks could cause actual results of the industry or our actual results for the year 2007 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Any projections of growth in the Company’s net premiums written and management fees would not necessarily result in commensurate levels of underwriting and operating profits. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
# # #

W. R. Berkley Corporation	Page 4
Consolidated Financial Summary
(Amounts in thousands, except per share data)

	Third Quarter		Nine Months
	2007	2006	2007	2006
Revenues:
Net premiums written	$1,132,489	$1,208,906	$3,524,025	$3,705,422
Change in unearned premiums	43,075	(15,049)	(21,888)	(178,508)

Premiums earned	1,175,564	1,193,857	3,502,137	3,526,914
Net investment income	165,790	145,784	500,154	422,348
Insurance service fees	23,690	26,622	75,026	80,182
Realized investment gains	812	1,734	13,482	3,736
Revenues from wholly-owned investees	41,739	—	61,227	—
Other revenues	437	511	1,610	1,208

Total revenues	1,408,032	1,368,508	4,153,636	4,034,388

Expenses:
Losses and loss expenses	706,374	731,941	2,095,190	2,175,249
Operating costs and expenses	382,530	368,311	1,139,755	1,082,891
Expenses from wholly-owned investees	38,718	—	56,515	—
Interest expense	22,707	23,293	66,107	70,034

Total expenses	1,150,329	1,123,545	3,357,567	3,328,174

Income before income taxes and minority interest	257,703	244,963	796,069	706,214

Income tax expense	(76,344)	(70,445)	(234,855)	(203,251)
Minority interest	(896)	(210)	(1,692)	(1,501)

Net income	$180,463	$174,308	$559,522	$501,462

Net income per share:
Basic	$0.97	$0.91	$2.93	$2.62

Diluted	$0.93	$0.87	$2.81	$2.49

Average shares outstanding:
Basic	186,601	191,415	190,659	191,130
Diluted	193,719	201,295	199,247	201,276

W. R. Berkley Corporation	Page 5
Operating Results by Segment
(Amounts in thousands, except ratios (1))

	Third Quarter		Nine Months
	2007	2006	2007	2006
Specialty:
Gross premiums written	$427,878	$454,835	$1,366,404	$1,450,961
Net premiums written	402,332	432,760	1,288,917	1,376,340
Premiums earned	441,944	446,453	1,327,509	1,307,910
Pre-tax income	124,391	119,498	388,946	338,716
Loss ratio	57.8%	59.3%	57.2%	60.0%
Expense ratio	26.8%	25.2%	26.4%	25.2%
GAAP combined ratio	84.6%	84.5%	83.6%	85.2%

Regional: (2)
Gross premiums written	$355,134	$349,353	$1,104,431	$1,086,500
Net premiums written	312,716	309,414	968,146	943,705
Premiums earned	315,358	308,263	929,537	897,838
Pre-tax income	53,507	51,061	160,731	149,621
Loss ratio	58.7%	59.7%	59.1%	59.5%
Expense ratio	31.9%	30.6%	31.3%	30.6%
GAAP combined ratio	90.6%	90.3%	90.4%	90.1%

Alternative Markets:
Gross premiums written	$214,320	$209,674	$618,654	$606,965
Net premiums written	190,247	190,555	541,578	531,686
Premiums earned	165,686	166,879	487,616	491,648
Pre-tax income	60,006	76,693	191,316	218,335
Loss ratio	60.3%	51.3%	57.9%	52.8%
Expense ratio	23.2%	22.6%	23.3%	22.3%
GAAP combined ratio	83.5%	73.9%	81.2%	75.1%

Reinsurance:
Gross premiums written	$177,198	$233,419	$592,433	$739,080
Net premiums written	166,555	221,163	548,121	699,929
Premiums earned	190,559	215,028	572,823	666,577
Pre-tax income	44,894	31,191	137,193	95,287
Loss ratio	65.5%	73.3%	66.8%	73.5%
Expense ratio	29.9%	27.7%	29.6%	26.7%
GAAP combined ratio	95.4%	101.0%	96.4%	100.2%

International:
Gross premiums written	$69,579	$58,909	$211,228	$174,866
Net premiums written	60,639	55,014	177,263	153,762
Premiums earned	62,017	57,234	184,652	162,941
Pre-tax income	11,306	5,039	26,577	21,771
Loss ratio	66.5%	71.0%	65.9%	66.5%
Expense ratio	30.0%	32.1%	31.6%	31.9%
GAAP combined ratio	96.5%	103.1%	97.5%	98.4%
(Continued)

W. R. Berkley Corporation	Page 6
Operating Results by Segment (continued)
(Amounts in thousands, except ratios (1))

	Third Quarter		Nine Months
	2007	2006	2007	2006
Corporate and Eliminations:
Realized investment gains	$812	$1,734	$13,482	$3,736
Interest expense	(22,707)	(23,293)	(66,107)	(70,034)
Other revenues and expenses (3)	(14,506)	(16,960)	(56,069)	(51,218)
Pre-tax loss	(36,401)	(38,519)	(108,694)	(117,516)

Total:
Gross premiums written	$1,244,109	$1,306,190	$3,893,150	$4,058,372
Net premiums written	1,132,489	1,208,906	3,524,025	3,705,422
Premiums earned	1,175,564	1,193,857	3,502,137	3,526,914
Pre-tax income	257,703	244,963	796,069	706,214
Loss ratio	60.1%	61.3%	59.8%	61.7%
Expense ratio	28.4%	27.2%	28.1%	26.9%
GAAP combined ratio	88.5%	88.5%	87.9%	88.6%

(1)	Loss ratio is losses and loss expenses incurred expressed as a percentage of premiums earned. Expense ratio is underwriting expenses expressed as a percentage of premiums earned. Underwriting expenses do not include expenses related to insurance services or unallocated corporate expenses. GAAP combined ratio is the sum of the loss ratio and the expense ratio.

(2)	For the third quarters of 2007 and 2006, weather-related losses were $8 million and $7 million, respectively. For the first nine months of 2007 and 2006, weather-related losses were $30 million and $32 million, respectively.

(3)	Other revenues and expenses include corporate investment income, expenses not allocated to the business segments and revenues and expenses from investments in wholly-owned, non-insurance subsidiaries that are consolidated for financial reporting purposes.

W. R. Berkley Corporation	Page 7
Selected Balance Sheet Information
(Amounts in thousands, except per share data)

	September 30,	December 31,
	2007	2006

Net invested assets (1)	$12,917,146	$12,012,298
Total assets	16,695,839	15,656,489
Reserves for losses and loss expenses	8,442,126	7,784,269
Senior notes and other debt	1,121,678	869,187
Junior subordinated debentures	242,107	241,953
Stockholders’ equity (2)	3,516,730	3,335,159
Shares outstanding	183,275	192,772
Stockholders’ equity per share	19.19	17.30

(1)	Net invested assets include investments, cash and cash equivalents, trading accounts receivable from brokers and clearing organizations, trading account securities sold but not yet purchased and unsettled purchases.

(2)	Stockholders’ equity includes after-tax unrealized gains from investments and currency translation adjustments of $105 million and $126 million as of September 30, 2007 and December 31, 2006, respectively.

W. R. Berkley Corporation	Page 8
Supplemental Information
(Amounts in thousands)

	Third Quarter		Nine Months
Reconciliation of net operating income to net income:	2007	2006	2007	2006

Net operating income (1)	$179,946	$172,803	$550,792	$498,738
Realized investment gains, net of taxes	517	1,505	8,730	2,724

Net income	$180,463	$174,308	$559,522	$501,462

Return on equity:

Net Income (2)	21.6%	27.2%	22.4%	26.0%

Net operating income (2)	21.6%	26.9%	22.0%	25.9%

Cash flow:

Cash flow from operations before cash transfers to/from trading account (3)	$492,837	$558,873	$1,130,051	$1,336,403

Trading account transfers	—	—	—	(225,000)

Cash flow from operations	$492,837	$558,873	$1,130,051	$1,111,403

(1)	Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses. Management believes that excluding realized investment gains and losses, which result primarily from changes in general economic conditions, provides a useful indicator of trends in the Company’s underlying operations.

(2)	Return on equity represents net income and net operating income expressed on an annualized basis as a percentage of beginning of year stockholders’ equity.

(3)	Cash flow before trading account transfers is a non-GAAP financial measure that excludes cash contributions to and withdrawals from the arbitrage trading account. Management believes that cash transfers to and withdrawals from the arbitrage trading account are the result of changes in investment allocations and that excluding such transfers provides a useful measure of the Company’s cash flow. Reclassifications have been made to the 2006 cash flow amounts to conform with the presentation in 2007.